March 5, 2020

Richard L. Clemmer
rick.clemmer@nxp.com

Dear Rick,

This letter agreement (“Agreement”) serves to confirm your transfer as of May 28, 2020 to the employing entity NXP USA, Inc. (“NXP” or “the Company”), with a home-based location in the U.S. Please note that the following terms will apply to your employment as a result of your transfer.

1.
In view of your transition from your position as chief executive officer and member of the board of directors of NXP Semiconductors N.V. (“NXPI”), your management service and employment agreement with NXPI will end as of May 28, 2020. Effective the same date, May 28, 2020, you will enter into the temporary employment of the Company.

2.
Your employment with the Company will terminate on October 31, 2021, unless terminated on an earlier date by the Company for any reason (“Separation Date”), or unless extended by written agreement between you and the Company (hereinafter referred to as the “Extension”). In the event of your termination of employment by the Company, other than for Cause, prior to the Separation Date, you will be entitled to a fixed gross severance amount (“Severance Payment”), provided you sign and return the General Release in the form attached as Exhibit A within seven days following your Separation Date. The Severance Payment to be paid to you shall be 100% of the base salary you would have been entitled to between the Separation Date and October 31, 2021, which payments will all be made within one month after the Separation Date. In the event of your termination for Cause, you shall not be entitled to the Severance Payment. “Cause” shall for purposes of this Agreement be understood to be present only if the Company shows that termination is based on material breaches of your obligations owed to the Company or any Affiliate of the Company to the detriment of the Company or any of its Affiliates, which breaches must be of a nature and severity that render your continued employment unbearable for the Company, or if you breach your non-compete and non-solicitation obligations as laid out in Section 8 below. Criminal acts that materially injures the Company, committed by you against the Company or any of its Affiliates always qualify as Cause. “Affiliates” shall for purposes of this Agreement be understood to be NXPI or any of the subsidiaries owned by NXPI.

3.
From May 28, 2020 until your Separation Date, you will act as Strategic Advisor to the Chief Executive Officer (“CEO”) of NXPI, and you will continue to assist NXP with the transition of your duties and other tasks as needed and requested by the CEO of NXPI.

4.
Your bi-weekly salary will be $US$ equivalent of 46,153.86 euros, using EUR/USD exchange rate on May 28, 2020 (gross) and will be paid in accordance with our normal payroll schedule. You will be eligible for NXP’s Group Employee Benefit Programs. However, you agree that you will not enroll in any benefit program to the extent it would result in you receiving duplication of any benefits as provided in this Agreement, such as the health benefits as described in Section 9 below. You will be eligible for an annual incentive payment for the period January 1, 2020 through May 28, 2020, at realization and payable per the process applicable to NXP employees generally. You will not be entitled to any annual incentive over the period as of May 28, 2020.

5.	Annually, you will be entitled to receive a physical examination. Expenses relating to your annual physical will be paid for by the Company.

6.	Your seniority rights accrued since January 1, 2009 during your employment with NXP Semiconductors N.V. and its group companies will be acknowledged by the Company.

7.
Your participation in any NXP Semiconductors N.V. Long Term Incentive (LTI) plans or agreements will continue to be governed by the terms of those plans and agreements. Further note that with regard to your LTI awards, the following terms shall continue to apply:

NXP Semiconductors, 6501 William Cannon Drive West, Austin, Texas 78735
www.nxp.com

•
Reboot RSUs and Reboot PSUs granted on July 26, 2018 shall continue to vest until July 26, 2021 (full vesting), unless in the event of your termination for Cause prior to July 26, 2021. Reboot PSUs will vest subject to achieving the targets. NXPI shares for vested Reboot RSUs and Reboot PSUs will be delivered per the process applicable to NXP employees generally.

•
PSUs and RSUs granted on October 29, 2019 shall continue to vest until the Separation Date (pro rata vesting), unless in the event of your termination for Cause. 2019 PSUs will pro rata vest subject to achieving the targets. NXPI shares for (pro rata) vested 2019 RSUs and PSUs will be delivered per the process applicable to NXP employees generally.

•	Any other Long Term Incentives (all of which were granted before July 2018, including the RSU grant in October 2017) will continue to vest until the Separation Date.

•
Any PSUs/RSUs that are unvested as of the Separation Date will become null and void, and not exercisable anymore, without compensation. This is to confirm that, in the event of an Extension of this Agreement beyond October 31, 2021 or in the event you are appointed and take on a directorship of NXPI effective immediately following the Separation Date, any unvested RSUs and PSUs shall continue to vest during the Extension and during your NXPI directorship.

•	Vested stock options are exercisable until the 10th anniversary of the grant date.

•
Current Accelerated Vesting at Change of Control, as laid down in the resolution of September 1, 2016 of the Nominating & Compensation Committee of the Board of Directors of NXPI shall remain applicable until the Separation Date, on the understanding that if a transaction that would constitute a Change of Control is substantially agreed upon prior to the Separation Date, but is not consummated until after the Separation Date, any outstanding and unvested LTI’s awarded to you prior to the Separation Date will fully vest on, and subject to, the date the Change of Control transaction is consummated.

•
Also, the current death arrangements on your LTI’s remain applicable until the Separation Date. This means that, notwithstanding what is stipulated in the respective LTIP terms and conditions, in case your employment with the Company terminates as a result of your death (“death in service”), your unvested LTIs (including any NXP stock options, PSUs and RSUs) will fully (for 100%) vest (accelerated vesting). As a consequence, in case of your death in service, your unvested LTIs will become unconditional on the date of your death in service, and as of such date, no time vesting requirements will apply anymore. PSUs will continue to fully vest subject to achieving the targets, provided that any performance conditions are guaranteed to have achieved at target level as a minimum.

•	You will not be entitled to any new LTI grants as of May 28, 2020.

8.
In consideration of your employment by NXP, including without limitation the salary and other compensation paid to you, and your receipt of and access to confidential information of NXPI and its Affiliates, you explicitly agree that until the earlier of (i) one year from the Separation Date, and (ii) June 1, 2022, you may not, without the Company’s prior written consent, directly or indirectly, for yourself or for others, for payment or otherwise, in any way work for or be involved with or have an interest in Analog Devices, ARM, Bosch, Broadcom, Cypress, Infineon, Intel, Marvell, Maxim Integrated Products, MediaTek, Microchip, NVIDIA, ON Semiconductor, Qualcomm, Renesas, Samsung LSI, Silicon Laboratories, STMicroelectronics, TeleChips and Texas Instruments, which for the avoidance of doubt shall not include investments in these listed companies. It is also explicitly confirmed that you may continue your current activities as chairman of the board and equity owner of Privafy, Inc. Furthermore, you may not, directly or indirectly and in any capacity whatsoever, actively solicit or actively endeavor to entice away or actively recruit any employees of NXP or its Affiliates in said period.

9.
The Company will take out for you and your family the following Aetna Global coverage: Global Medical, International Employee Assistance Program (IEAP), Prescription Drug Coverage, Vision Coverage, and Comprehensive Dental Coverage. The Company will reimburse 100% for all costs eligible for reimbursement under the terms of the policy, as well as the premiums.

10.
NXP Corporate Fiscal in consultation with Price Waterhouse Coopers will continue the tax support and assist you in the filing of your annual tax returns for The Netherlands and US for the tax years 2020 and 2021. The tax support will not cover the period as of tax year 2022.

11.	You are required to sign NXP’s Intellectual Property Agreement as attached to this Agreement.

12.
The Current repatriation approach for you as approved and laid down in the resolution of October 4, 2019 of the Compensation Committee of the Board of Directors of NXPI shall remain applicable until the Separation Date.

13.
Except where otherwise specified, this Agreement sets forth the entire Agreement between the parties pertaining to the subject matters of this Agreement, and supersedes and replaces any prior contracts, agreements or understandings, whether written or oral, between you and NXP, its affiliated entities (which includes NXP Semiconductors N.V.) and/or (members of) its Board of Directors. Going forward, you will be subject exclusively to the terms and conditions of employment, and exclusively be entitled to the compensation, reimbursements and allowances, as described in this Agreement and in the plans, policies and procedures applicable to NXP USA, Inc. employees. Furthermore, by entering into employment with NXP USA, Inc., you are voluntarily terminating your employment and/or role and function with any other NXP affiliated entity, with any applicable notice periods waived.

14.
This Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas. You agree that any litigation concerning this Agreement shall be brought in the federal courts of Texas, unless otherwise provided for in a plan document.

Please acknowledge your agreement to the terms of your transfer by signing and returning a scanned copy of this letter via email to jan.vernon@nxp.com. The effective date of your transfer will be May 28, 2020.

Sincerely,

NXP USA, Inc.

Peter Smitham
/s/ Peter Smitham
Signature	Date: March 5, 2020

I hereby agree to and accept the foregoing terms and conditions:

/s/ Richard L. Clemmer
Richard L. Clemmer	Date: March 5, 2020

EXHIBIT A – GENERAL RELEASE

In exchange for the Severance Payment, and other consideration of value, you agree to the following:

1)    You agree to release NXP USA, Inc. and its past and present affiliated companies (“NXP”), and their past and present officers, directors, agents and employees (collectively “Releasees”) from any and all claims, known or unknown, that in any way arise from or relate to your employment with NXP or the termination thereof, or that relate to any events or circumstances that occurred prior to the date of your execution of this General Release. In releasing them from all claims, you understand that such a release includes, but is not limited to, any type of employment, discrimination, or termination claim you may have, including claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, and any other federal, local or common laws regarding rights or claims relating to employment, to the maximum extent such released claims are permitted by law. Your release also includes all age discrimination claims under the Age Discrimination in Employment Act or any comparable state or local law.

You represent and warrant that you do not presently have on file, and further represent and warrant to the maximum extent allowed by law that you will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions or omissions by the Releasees occurring prior to your Separation Date.

You understand that this Release extends to all claims of any nature and kind, known or unknown, past or present, which you may have against NXP

This release does not include claims that by law cannot be waived by you, such as your right to file a charge or complaint with governmental agencies. You do, however, waive any rights to collect money damages or to reinstatement as a result of your employment with NXP or the termination of that employment. Nothing in this General Release shall be construed to prohibit you from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency.

Finally, you understand that by signing this General Release you are not releasing any accrued and vested rights you have under NXP benefit plans that survive separation from employment under the terms of the plans.

2)    You agree that you have continuing obligations pertaining to confidentiality and non-competition pursuant to the Employment Agreement signed by you, and you further agree that all information possessed by you relative to the activities of NXP which is of a secret or confidential nature, which may include but is not limited to customer lists, pricing, technical and production know-how, developments, inventions, processes, or administrative procedures, is the property of NXP or its licensors, as the case may be, and you shall not use for the benefit of others or disclose to others such information so long as its secret or confidential nature is preserved by NXP. Nothing herein shall prevent you from using and availing yourself of your general technical, engineering and inventive skill, knowledge and experience, including that pertaining to or derived from the non-secret and non-confidential aspects of the activities of NXP.

3)    From your Separation Date, and for as long thereafter as will be reasonably necessary, you agree to cooperate fully with NXP, taking into account any new employment obligations, in any investigation, negotiation, litigation or other action arising out of transactions in which you were involved or of which you had knowledge during your employment by NXP. If you incur any business expenses in the course of performing your obligations under this section, you will be reimbursed for the full amount of all reasonable expenses upon your submission of adequate receipts confirming that such expenses actually were incurred.

4)    You agree that you will not, directly or indirectly, make or cause to be made any statement, observation or opinion disparaging the business, goodwill or reputation of NXP, which includes its officers and employees. Nothing contained in this General Release is intended to prevent you from testifying truthfully in any legal proceeding.

5)    This General Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles. You agree that any litigation concerning this General Release shall be brought in the state or federal courts of Texas, unless otherwise provided for in a plan document.

You should know that by law you must be given at least twenty-one (21) days to consider this General Release. Furthermore, you may revoke this General Release within seven (7) days after signing. This General Release will not become effective or enforceable until the seven (7) day revocation period has expired.

Signature	Date

NXP BUSINESS CODE OF CONDUCT AND INTELLECTUAL PROPERTY AGREEMENT

In consideration of my employment by NXP Semiconductors N.V. or any of its affiliates (“the company”) during such time as may be mutually agreeable, and in consideration of the salary or wages paid to me and of access to the company’s confidential information given to me, I agree:

1.
Not to use, publish or otherwise disclose (except as my job requires) either during or after my employment, any secret or confidential (proprietary) information or data of the company or its customers or any other third party received by the company in confidence (collectively “Trade Secret Information”).

2.	Upon the termination of my employment, to deliver promptly to the company all written and other materials that relate to the business of the company.

3.
To disclose promptly, and hereby assign and agree to assign, without further compensation, to the company as its exclusive property, all inventions, technical innovations, business innovations, works of authorship and any other intellectual property developed or conceived by me alone or with others, while I am employed, which: (a) pertains to any line of the businesses, work or investigations of the company or its affiliates, (b) pertains to any demonstrably anticipated business, research or development of the company or its affiliates, (c) is suggested by or result from work that I may do for the company or its affiliates, or (d) is aided by use of time, materials, facilities, patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications and registrations relating to them of the company or its affiliates. This or any other provision of this agreement, if found to be invalid, illegal or unenforceable, will be revised only to the extent necessary to make it valid, legal and enforceable.

4.	To make and maintain for the company adequate and current written records of such intellectual property.

5.
To perform all reasonable acts (such as execution of all necessary papers) and otherwise provide proper assistance (at the company’s request) during and subsequent to my employment to enable the company to obtain patents, copyrights or other legal protection for such intellectual property in any and all countries.

6.
Not to disclose or utilize in my work any proprietary information of others (including that of any prior employers) or any intellectual property of my own that is not included within the scope of paragraph 3 and for which I do not agree to grant the following license. For any intellectual property of my own or that I have the right to license and that I use, or cause to be used, in my work for the company or its affiliates (collectively “Utilized Intellectual Property”), I agree and hereby agree to grant to the company a non-exclusive, worldwide, perpetual, irrevocable , sub-licensable, royalty-free, fully paid-up license under the Utilized

Intellectual Property to (a) make, have made, use, sell, offer for sale and import any product or service, (b) practice and perform any method and (c) reproduce, distribute, prepare and have prepared derivative works.

7.	To abide by the ethical and legal principles as set forth in the NXP Business Code of Conduct and affiliated directives, policies and codes, as established and amended from time to time.

8.
I have the right under 18 U.S.C. § 1833(b) to disclose Trade Secret Information: (1) in confidence to a Federal, State or local government official, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, or (2) in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of Trade Secret Information that are expressly allowed by 18 U.S.C. § 1833(b).

RICHARD L. CLEMMER

EMPLOYEE SIGNATURE, MARCH 5, 2020	JENNIFER WUAMETT, MARCH 5, 2020
(Company Representative)

18 U.S.C. § 1833(b). IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN A COURT FILING.— (1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT. —An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.